Exhibit 99.1

Dear <<Investor Name>>:

As many of you know, I am a strong proponent of continually striving to improve customer service for our many investors. This quarter, in our effort to keep you more fully informed about your investment(s) in the public limited partnerships of Wells Real Estate Funds, we are pleased to introduce a quarterly update on your limited partnership portfolio(s).

Enclosed you will find individual fact sheets for each Wells limited partnership in which you hold units. The following is a list of your investment(s) and the number of units you own:

<<Amount of Units>>

The fact sheets include valuable information, including a portfolio summary with properties purchased and sold, and current leasing percentages. In addition, they provide a history of each portfolio’s annualized yield and tax passive losses. Also highlighted is a portfolio overview, with specific summaries on each limited partnership in which you have an interest. For a more in-depth discussion of your investment, I encourage you to reference the third quarter Form 10-Q filing for your fund(s), which will be available on or about November 15, 2004, on the Wells Web site at www.wellsref.com. Your investor login is “investor,” and the password is “growth.”

I hope you have found the information in this letter and the enclosed fact sheet(s) informative. Should you have any questions, I invite you to contact our Wells Investor Services Specialists at 800-557-4830, or by e-mail at investorservices@wellsref.com. Our extended hours, for your convenience, are Monday through Thursday from 8:15 a.m. until 7:30 p.m., and Friday from 8:15 a.m. until 5:30 p.m. Eastern Time. At Wells, we always look forward to hearing from you.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative

Wells Real Estate Fund IX, L.P. Fact Sheet            IX

DATA AS OF SEPTEMBER 30, 2004

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 9/30/04	PERCENT OWNED
Alstom Power – TN	100%	39%
AT&T – TX	100%	45%
Avaya	100%	39%
305 Interlocken Parkway (formerly known as Cirrus Logic)	0%	45%
360 Interlocken Boulevard	79%	39%
Iomega	100%	39%
Ohmeda	100%	39%
15253 Bake Parkway (formerly known as the Quest Building)	100%	38%
U.S. Cellular	100%	45%
WEIGHTED AVERAGE	90%

FUND FEATURES

OFFERING DATES	January 1996 – December 1996

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	84% to 16%

AMOUNT RAISED	$35,000,000

ADDITIONAL INFORMATION

Portfolio Overview

Wells Fund IX is in the holding phase of its life cycle. The Fund owns interests in nine assets. Our focus at this time involves maintaining the current high occupancy level within the portfolio and concentrating on re-leasing and marketing efforts that we believe will deliver the best operating performance for our investors.

We are pleased to highlight three significant leasing successes that will benefit the portfolio performance long term. While Alstom Power had provided notice to exercise an early termination option, we were able to negotiate an extension of their lease in favor of lowering the contract rental rate to current market levels. We also have signed a new lease at the 15253 Bake Parkway building for a 10-year term beginning in November 2004, but the Fund will have to absorb its pro-rata share of the re-leasing costs this year. We also were successful in extending the Gaiam lease at 360 Interlocken through May 2008.

We also want to highlight that we executed a lease termination agreement with Cirrus Logic in August 2004, in favor of a $4.27 million termination payment. This transaction was pursued based on the General Partners’ concerns over the tenant’s long-term viability.

While the portfolio currently enjoys a relatively high occupancy level, we do face some near-term leasing issues that may negatively affect our operating performance. Not only will the Fund have to absorb the costs associated with the leases at Alstom Power and 15253 Bake Parkway, but the Ohmeda lease expires in January 2005. While these leasing challenges, coupled with the vacancy at 305 Interlocken Parkway and the 79% occupancy at 360 Interlocken Boulevard, may impact performance, we are aggressively working with existing and potential tenants in these markets to minimize the negative effects as much as possible, as evidenced by our recent leasing successes.

The third quarter 2004 operating distributions to the Class A unit holders increased to 8.25%, largely due to the Cirrus Logic termination payment. However, given the level of re-leasing costs associated with the Gambro lease at 15253 Bake Parkway and the Alstom Power lease, the General Partners anticipate that operating distributions may be reserved in the near term. Additionally, the General Partners anticipate that future operating distributions may be affected as the Fund absorbs its pro-rata share of several additional capital needs, including leasing the remaining vacant space at 360 Interlocken Boulevard and re-leasing of the Ohmeda building in 2005.

We would like to highlight that, through September 30, 2004, current Class A unit holders have received cumulative net operating cash flows of approximately $20.7 million since inception, which equates to

Continued on Page 2

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds

Wells Real Estate Fund IX, L.P. Fact Sheet            IX

DATA AS OF SEPTEMBER 30, 2004

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2004	8.25%	Reserved	8.25%	—	—
2003	8.25%	8.00%	9.00%	9.00%	8.56%
2002	9.00%	8.75%	9.00%	9.00%	8.94%
2001	9.00%	9.50%	9.50%	9.50%	9.38%
2000	8.75%	9.00%	9.25%	9.25%	9.06%
1999	9.15%	9.16%	9.00%	8.12%	8.86%
1998	6.88%	8.25%	8.50%	9.11%	8.19%
1997	3.05%	3.76%	5.37%	5.93%	4.53%
1996	0.00%	0.00%	7.46%	3.47%	2.76%

TAX PASSIVE LOSSES – CLASS B PARTNERS

2004	2003	2002	2001	2000	1999
—	12.56%	19.38%	18.58%	16.61%	15.67%

approximately 64% of the $32.2 million originally invested. Limited partners who have held Class B units since inception have cumulatively received $10.00 per unit in allocated tax losses through December 31, 2003. No operating distributions have been made to investors holding Class B units or to the General Partners, in line with the partnership agreement.

Property Summary

•	As mentioned previously, we have signed an extension of the lease with Alstom Power, with a new lease expiration date of October 31, 2014. While this lease extension includes some upfront costs and reduces the contract rent to current market levels, we avoided a significant vacancy in the Knoxville market, which is experiencing a 14% vacancy level. Now that the lease extension has been finalized, we are marketing this asset for sale.

•	The AT&T Texas building is currently 100% leased through July 2011.

•	The Avaya building in Oklahoma City, Oklahoma, is 100% leased through January 2008.

•	The 305 Interlocken Parkway property is located in the Broomfield submarket of Denver, Colorado. Based on concerns over the tenant’s long-term viability, the General Partners negotiated a lease termination with the tenant in August 2004. The tenant paid $800,000 as a reimbursement for leasing costs, $1,300,000 for future leasing costs, $500,000 for operating expenses while the property is vacant, and $1,673,000 as an additional termination fee. We are aggressively working on re-leasing this building at this time.

•	360 Interlocken Boulevard is also located in Broomfield, outside Denver. The majority of this building is leased to Gaiam through May 2008, now that we have successfully extended their lease for three years. We recently signed a new lease for approximately 4,800 square feet with Culver Financial. We also continue to pursue tenants for the remaining vacancy at this property.

•	The Iomega building, located in Ogden, Utah, outside Salt Lake City, is 100% leased through April 2009.

•	The Ohmeda building is located in Louisville, Colorado, adjacent to the Broomfield submarket. The lease for this property expires in January 2005, and we are focused on lease negotiations for this asset.

•	The 15253 Bake Parkway building is located in Orange County in southern California. We are pleased to report that a new lease has been signed for the entire building with a new tenant (Gambro). This lease will begin on November 1, 2004, and extends through January 31, 2015. With this new lease in place, we are now marketing this asset for sale.

•	The U.S. Cellular building, located in Madison, Wisconsin, is 100% leased through May 2007.

For further information, please refer to Fund IX’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

FSLPQ304-09	©2004 Wells Real Estate Funds